Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of July 6, 2018 (the “Effective Date”), between _______________, a Cayman Islands exempted limited partnership (“Lender”), and WORKHORSE GROUP INC., a Nevada corporation (“Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

1             ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2             LOAN AND TERMS OF PAYMENT

2.1          Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of the Loan, accrued and unpaid interest thereon, and all other amounts payable hereunder as and when due in accordance with this Agreement.

2.1.1       Loan.

(a)          Availability. Subject to the terms and conditions of this Agreement, on the Effective Date Lender shall lend to Borrower an aggregate amount not to exceed Six Million One Hundred Thousand Dollars ($6,100,000.00) (the “Loan”). The proceeds of the Loan shall be used by Borrower to make the payments set forth on Schedule 2.1.1. Borrower acknowledges that the payment of the Loan proceeds directly to the parties set forth on Schedule 2.1.1 pursuant to instructions provided by Borrower to Lender in writing constitutes the making of the Loan by Lender to Borrower.

(b)          Repayment.

(i)          Borrower shall make payments of accrued and unpaid interest on the Loan quarterly on each October 6, January 6, April 6 and July 6 of each year until the Obligations are paid in full. All outstanding principal, accrued and unpaid interest, and all other outstanding Obligations shall be due and payable on the Maturity Date. After repayment, the Loan may not be reborrowed.

(c)          Prepayment.

(i)          Voluntary Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Loan, provided Borrower (a) delivers written notice to Lender of its election to prepay the Loan at least three (3) Business Days prior to such prepayment, and (b) pays, on the date of such prepayment (1) all outstanding principal due in connection with the Loan, plus accrued and unpaid interest thereon and (2) all other sums, if any, that shall have become due and payable hereunder in connection with the Loan.

(ii)         Mandatory Prepayment Upon an Acceleration. If the Obligations are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of (a) all outstanding principal, due in connection with the Loan, plus accrued and unpaid interest thereon and (b) all other sums, if any, that shall have become due and payable hereunder in connection with the Loan.

(iii)        Mandatory Prepayment Upon Receipt of Asset Sale Proceeds. No later than three (3) Business Days following the date of receipt by any Loan Party of any Asset Sale Proceeds, Borrower shall prepay the Loan in an aggregate amount equal to such amount of such Asset Sale Proceeds which such payment shall not exceed the amount of the outstanding Obligations.

(iv)        Mandatory Prepayment Upon Receipt of Insurance Proceeds. No later than three (3) Business Days following the date of receipt by any Loan Party of any Insurance Proceeds, Borrower shall prepay the Loan in an aggregate amount equal to such amount of such Insurance Proceeds which such payment shall not exceed the amount of the outstanding Obligations, provided that so long as no Event of Default has occurred and is continuing Borrower shall have the option to apply such Insurance Proceeds within 90 days of receipt thereof to the replacement of the assets giving rise to such Insurance Proceeds, provided that such replacement assets shall be subject to a perfected first priority Lien in favor of Lender.

(v)         Mandatory Prepayment Upon Change of Control. Upon the occurrence of a Change of Control, Borrower shall immediately pay to Lender an amount equal to the sum of (a) all outstanding principal, due in connection with the Loan, plus accrued and unpaid interest thereon and (b) all other sums, if any, that shall have become due and payable hereunder in connection with the Loan

2.2          Payment of Interest on the Loan.

(a)           Interest Rate. Subject to Section 2.2(b) and Section 2.2(d), the principal amount outstanding under the Loan shall accrue interest at a rate of 8.0% per annum.

(b)          Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c)           Interest Computation. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the Effective Date shall be included and the date of payment shall be excluded.

(d)           Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Obligations; and third, after all Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3          Fees and Expenses. Borrower shall pay to Lender all Lender Expenses (including up to $100,000 in attorneys’ fees and expenses for diligence, documentation and negotiation of the Loan Documents) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Lender).

2.4          Payments; Application of Payments.

(a)           All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)           Lender has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.5          Withholding. Payments received by Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.5 shall survive the termination of this Agreement.

3             CONDITIONS OF LOAN

3.1          Conditions Precedent to Loan. Lender’s obligation to make the Loan is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed signatures to the Loan Documents;

(b)           the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date; provided that Lender may agree in its sole discretion to extend the deadline for delivering the items in this clause (b) to a date after the Effective Date;

(c)           duly executed signatures to the completed resolutions for each Loan Party approving the transactions contemplated by this Agreement;

(d)           filings and actions necessary to perfect Liens created hereunder, including without limitation, UCC-1 financing statements in form satisfactory to Lender;

(e)           any shareholder consents necessary to approve the transactions contemplated by this Agreement;

(f)            executed estoppel certificates in form and substance acceptable to Lender duly executed by affiliates of Borrower who invested in Borrower’s last equity offering on or about April 30, 2018;

(g)           all documentation necessary or reasonably requested by Lender evidencing the release of all liens securing the obligations described on Schedule 2.1.1; and

(h)           such other documents or items as Lender may request, in each case duly executed by the Loan Parties to further implement and effectuate the purposes of the Agreement.

4             RESERVED

5             REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1          Due Organization, Authorization; Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a corporation in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated in the preamble hereto and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the preamble hereto; (c) Borrower’s organizational identification number is E0780542007-8; (d) Section 11 accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Schedules hereto pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Schedules after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2          Reserved.

5.3          Reserved.

5.4          Litigation. Except as set forth on Schedule 5.4, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Fifty Thousand Dollars ($50,000).

5.5          Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.

5.6          Solvency. Upon closing of the Equity Offering: the fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) will exceed the fair value of Borrower’s liabilities; Borrower will not be left with unreasonably small capital after the transactions in this Agreement and the closing of the Equity Offering; and Borrower is able to pay its debts (including trade debts) as they mature following the closing of the Equity Offering.

5.7          Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8          Tax Returns and Payments. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

5.9          Use of Proceeds. The proceeds of the Loan shall be used exclusively by Borrower to pay in full in cash on the Effective Date the obligations described on Schedule 2.1.1 (the “Proceeds Purposes”) and not for personal, family, household or agricultural purposes.

5.10        Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6             AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1          Government Compliance.

(a)           Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)           Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.

6.2          Financial Statements, Reports, Certificates. Provide Lender with the following:

(a)           Monthly Financial Statements. (i) As soon as available, but no later than thirty (30) days after the last day of each month, notice that a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Lender (the “Monthly Financial Statements”) are available to Lender and (ii) promptly (and solely) upon request of Lender, copies of such Monthly Financial Statements;

(b)           Reserved;

(c)           Monthly Compliance Certificate. Together with the Monthly Financial Statements but no later than thirty (30) days after the last day of each month, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth such other information as Lender may reasonably request;

(d)           Reserved;

(e)           Annual Operating Budget and Financial Projections. Within thirty (30) days after the end of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for such fiscal year of Borrower, and (ii) annual financial projections for such fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(f)            Annual Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, consolidated financial statements prepared under GAAP, consistently applied together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Lender (the “Annual Financial Statements”);

(a)           SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided, however, Borrower shall promptly notify Lender in writing (which may be by electronic mail) of the posting of any such documents;

(b)           Legal Action Notice. (i) A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Fifty Thousand Dollars ($50,000) or more; and (ii) within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries; and

(c)           Other Financial Information. Other financial information reasonably requested by Lender.

6.3          Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Lender of all returns, recoveries, disputes and claims that involve more than Fifty Thousand Dollars ($50,000).

6.4          Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5          Insurance.

(a)           Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lender may reasonably request from time to time, including (i) insurance against physical loss or damage to all Collateral in an amount not less than the full replacement value of the Collateral; and (ii) liability insurance coverage against liability for bodily injury and property damage with a minimum limit acceptable to Lender. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Lender. Subject to Section 6.12, all property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee. Subject to Section 6.12, all liability policies shall show, or have endorsements showing, Lender as an additional insured. Subject to Section 6.12, Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)           Ensure that proceeds payable under any property policy are, at Lender’s option, payable to Lender on account of the Obligations.

(c)           At Lender’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled and no action or misrepresentation by Borrower shall invalidate such policy. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lender deems prudent.

6.6          Collateral Accounts. Subject to Section 6.12, provide Lender five (5) days prior written notice before any Loan Party establishes any Collateral Account at or with any bank or financial institution other than those listed in Schedule 2 to the Guarantee and Collateral Agreement, and, concurrently with establishing such Collateral Account, such Loan Party will cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms of the Loan Documents which Control Agreement may not be terminated without the prior written consent of Lender.

6.7          Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, the Loan Parties and their respective officers, employees and agents and each Loan Party’s books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.8          Access to Collateral; Books and Records. Allow Lender, or its agents, at reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Lender shall determine is necessary; provided that it is acknowledged that Lender has not had a full and complete opportunity to complete its business and legal due diligence prior to the Effective Date, such diligence will be ongoing following the Effective Date, and such diligence shall not count against the foregoing limit on inspections or audits. The foregoing inspections and audits shall be at Borrower’s expense.

6.9          Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.6 hereof, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, such Loan Party shall (a) cause such new Subsidiary to provide to Lender a joinder to the Guarantee and Collateral Agreement to cause such Subsidiary to become a guarantor and grantor thereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Lender, and (c) provide to Lender all other documentation in form and substance satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.9 shall be a Loan Document.

6.10        Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

6.11        Protection of Intellectual Property Rights. (i) Protect, defend and maintain the validity and enforceability of each Loan Party’s Intellectual Property; (ii) promptly advise Lender in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of any Loan Party’s Intellectual Property; and (iii) not allow any Intellectual Property material to any Loan Party’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

6.12        Post-Closing Perfection Requirements.

(a)           Warrant.  Within five (5) Business Days after the Effective Date, Borrower shall have (i) issued to Lender a fully executed warrant for 10% of the outstanding common stock of Borrower as of such date at a strike price of $2.00 with a term of five years and which shall be exercisable on a cash-pay basis, subject to anti-dilution provisions while the Obligations are outstanding, including, without limitation, in connection with additional equity capital raises, such that the Warrant (as defined below) will continue to be exercisable for 10% of the outstanding common shares after any subsequent equity capital raises, and subject to other terms acceptable to Lender (as amended, restated or otherwise modified from time to time, the “Warrant”), (ii) delivered to Lender evidence satisfactory to Lender that all board and shareholder consents necessary in connection with the Warrant have been obtained, (iii) delivered to Lender evidence satisfactory to Lender that Borrower has authorized and reserved a sufficient number of shares of common stock to issue upon exercise of the Warrant, and (iv) delivered to Lender evidence satisfactory to Lender that all filings necessary to be made with the SEC and Nasdaq in connection with the issuance of the Warrant have been made.

(b)           Insurance. Within five (5) Business Days after the Effective Date, Borrower shall have delivered to Lender evidence satisfactory to Lender that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Lender.

(c)           Board Designee. Within five (5) Business Days after the Effective Date, Borrower shall have delivered to Lender evidence satisfactory to Lender that a Person designated in writing by Lender has been appointed as a voting member of the board of directors of Borrower for no less than a 12-month term, that all board and shareholder consents necessary in connection with the appointment of such member have been obtained, and that all amendments to Borrower’s Operating Documents and any investor rights agreement necessary to effectuate the foregoing have become effective.

(d)           Mortgage Release. Within five (5) Business Days after the Effective Date, Lender shall have received evidence that a release of the mortgage securing the obligation described in item 5 of Schedule 2.1.1 has been duly executed and duly recorded in the county in which the property securing such obligation is located.

(e)           Investment Property Collateral. Within five (5) Business Days after the Effective Date, Borrower shall have delivered to Lender original certificates representing all certificated securities owned by the Loan Parties as of such date together with customary endorsements or instruments of transfer duly executed in blank.

(f)            Control Agreements. Within thirty (30) days after the Effective Date, Borrower shall have delivered to Lender fully executed by the applicable Loan Party and bank or financial institution at or with which any Collateral Account is maintained by a Loan Party a Control Agreement or other appropriate instrument with respect to each Collateral Account maintained by a Loan Party to perfect Lender’s Lien in such Collateral Account.

(g)           Motor Vehicles. Within thirty (30) days after the Effective Date, to the extent requested by Lender, Borrower shall have delivered to Lender evidence satisfactory to Lender that all actions necessary or requested by Lender to perfect Lender’s Lien in each motor vehicle owned by a Loan Party have been taken.

(h)           Mortgages. Within sixty (60) days after the Effective Date (and for all Real Property acquired by any Loan Party after the Effective Date, within sixty (60) days after acquisition thereof), Borrower shall deliver to Lender the following with respect to the Real Property owned by each Loan Party: (i) a Mortgage with respect to such Real Property, (ii) one or more appraisals of such Real Property satisfactory to Lender, (iii) a mortgagee title insurance policy (or marked commitment to issue the same) for such Real Property issued by a title insurance company satisfactory to Lender (a “Mortgage Policy”) in an amount satisfactory to Lender assuring Lender that the Mortgage on such Real Property is valid and enforceable mortgage Lien on such Real Property free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy otherwise must be in form and substance satisfactory to Lender, (iii) a real estate survey with respect to each parcel composing such Real Property (the surveyors retained for such surveys, the scope of the surveys, and the results thereof must be acceptable to Lender), (iv) to the extent obtainable using commercially reasonable efforts, any consents or estoppels reasonably deemed necessary or advisable by Lender in connection with such Mortgage, each of the foregoing in form and substance satisfactory to Lender, (v) if requested by Lender, one or more legal opinions relating to the matters described above, which opinions must be in form and substance, and from counsel, satisfactory to Lender, and (vi) any necessary consents to the foregoing by, and intercreditor agreements with, the existing mortgage lender with respect to any such Real Property as the Lender may request.

(i)           Landlord Consents. Borrower shall execute and deliver such landlord’s consents in favor of Lender for each of Borrower’s locations executed by the respective landlord thereof in form and substance reasonably satisfactory to Lender to the extent requested by Lender from time to time.

(j)           Sale Process and Financing Milestones.

(i)          No later than July 16, 2018, Borrower will retain on terms acceptable to Lender an investment banking firm approved by Lender (or included on a list of pre-approved firms submitted by Borrower and approved by Lender in writing) to conduct a sale of Surefly, Inc.;

(ii)         No later than January 6, 2019, Borrower shall, and shall cause the direct parent of Surefly, Inc. to consummate a sale of Surefly, Inc. resulting in cash proceeds of no less than $20,000,000;

(iii)        No later than July 16, 2018, Borrower will retain on terms acceptable to Lender an investment banking firm approved by Lender (or included on a list of pre-approved firms submitted by Borrower and approved by Lender in writing) to conduct an equity offering; and

(iv)        No later than September 30, 2018, Borrower shall have received gross proceeds in an amount no less than $10,000,000 from the issuance of new equity (the “Equity Offering”).

7             NEGATIVE COVENANTS

Borrower shall not do any of the following without Lender’s prior written consent:

7.1          Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (e) of all of the outstanding equity or assets of Surefly, Inc. in accordance with Sections 2.1.1(c)(iii) and 6.12(i)(iv).

7.2          Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve or permit any of its Subsidiaries to liquidate or dissolve; or (c) permit or suffer any Change in Control except where the Loan Documents are terminated and all Obligations are repaid in full in cash prior to or simultaneously with the closing of the transaction that results in the Change in Control.

Borrower shall not, and shall not permit any of its Subsidiaries, without at least thirty (30) days prior written notice to Lender: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in any Loan Party’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee at a location other than to a bailee and at a location already disclosed in Schedule 3 to the Guarantee and Collateral Agreement, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower or any Loan Party intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) to a bailee, and Lender and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which such Loan Party intends to deliver the Collateral, then such Loan Party will first receive the written consent of Lender, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Lender.

7.3          Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4          Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than (a) Permitted Indebtedness or (b) other Indebtedness with the prior written consent of Lender.

7.5          Encumbrance. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or (b) permit any Collateral not to be subject to the first priority security interest granted herein.

7.6          Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that Borrower may pay dividends solely in common stock; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.7          Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8          Use of Proceeds. Use the proceeds of the Loan for any other purpose other than for the Proceeds Purposes.

8             EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1          Payment Default. Borrower fails to (a) make any payment of principal or interest on the Loan when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date); or

8.2          Covenant Default.

(a)           Borrower fails or neglects to perform any obligation or violates (i) any covenant in Section 6 and has failed to cure the default within five (5) days after occurrence thereof or (ii) violates any covenant in Section 7; or

(b)           Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents or any other agreement by and between Borrower and Lender or Lender’s Affiliates, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above.

8.3          Attachment; Levy; Restraint on Business.

(a)           (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

(b)           (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.4          Insolvency. (a) Following the closing of the Equity Offering, Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days;

8.5          Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000); or (b) any breach or default by Borrower, the result of which could have a material adverse effect on Borrower’s business;

8.6          Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

8.7          Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.8          Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

8.9          Material Adverse Change. There occurs a Material Adverse Change.

9             LENDER’S RIGHTS AND REMEDIES

9.1          Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Lender);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c)           verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, and notify any Person owing Borrower money of Lender’s security interest in such funds;

(d)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrower;

(f)            ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(g)           place a “hold” on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h)           demand and receive possession of Borrower’s Books; and

(i)            exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2          Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits. Borrower, on behalf of itself and each Loan Party, hereby appoints Lender as its and such Loan Party’s lawful attorney-in-fact to sign Borrower’s or any Loan Party’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral and necessary to satisfy the requirements of Section 6.12 (including the execution of Mortgages and Control Agreements) regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full. Lender’s foregoing appointment as Borrower’s and each Loan Party’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed.

9.3          Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4          Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Lender shall pay any surplus to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.5          Lender’s Liability for Collateral. So long as Lender complies with reasonable banking and business practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6          No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7          Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

10           RIGHT OF FIRST REFUSAL

10.1        While the Loan remains outstanding (subject to the right of participation set forth in Section 4(p) of the Securities Purchase Agreement dated December 27, 2017 between the Company, Surefly, Inc. and the Buyers set forth therein (the “Purchase Agreement”) in connection with any Subsequent Financing (as defined in the Purchase Agreement) by Surefly, Inc. or any of its subsidiaries), in the event that Borrower or any of its Subsidiaries proposes to raise capital after the Effective Date by the issuance of new equity or the board of directors of Borrower or any such Subsidiary approves an agreement to effectuate the foregoing (a “ROFR Financing”), in each case, at any time on or prior to the Maturity Date, then, prior to the consummation of such ROFR Financing, Lender shall have the right, but not the obligation, to participate in such ROFR Financing on terms no less favorable than those offered to the investors in such ROFR Financing (the “ROFR”). Borrower shall give no less than thirty (30) Business Days’ prior written notice of the proposed closing date of a ROFR Financing, and Lender shall have ten (10) Business Days from the date of such notice to exercise the ROFR (notwithstanding the foregoing, in the event of a public market equity offering, Borrower shall use best efforts to provide Lender as much prior notice thereof as possible and Borrower shall be required to promptly respond to exercise the ROFR). Failure to exercise the ROFR within such period shall be deemed a rejection of the ROFR for the particular ROFR Financing for which Borrower delivered such notice. In the event Lender elects to exercise its ROFR, Borrower agrees to take all action necessary to consummate the ROFR Financing with Lender as an investor within twenty (20) days of the date of Lender’s notice of exercise of the ROFR.

11           NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 11.

If to Borrower:	WORKHORSE GROUP INC.
100 Commerce Drive
Loveland, Ohio 45140
Attn: Paul Gaitan, CFO
Email: paul.gaitan@workhorse.com

With a copy to:
Fleming PLLC
30 Wall Street, 8th Floor
New York, New York 10005
Attn: Stephen M. Fleming
Email: smf@flemingpllc.com

If to Lender:
120 West 45th St., Suite 3700
New York, New York 10036
Attn: Jonathan Feiler
Email: jonathan.feiler@arosacapital.com

12           CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in New York City, New York, Borough of Manhattan; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 12 shall survive the termination of this Agreement.

13           GENERAL PROVISIONS

13.1        Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

13.2        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s sole discretion). Lender has the right, in consultation with but without the consent of Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided that Lender shall not make any such assignment to (A) to any natural person, (B) to the extent a list of disqualified lenders is delivered by Borrower to Lender prior to any such assignment, to such disqualified lenders).

13.3        Indemnification. Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 13.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

13.4        Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

13.5        Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.6        [Reserved.]

13.7        Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

13.8        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.9        Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lender, collectively, “Lender Entities”); (b) to prospective transferees or purchasers of any interest in the Loan (provided, however, Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lender’s regulators or as otherwise required or requested in connection with Lender’s examination or audit; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender; or (ii) disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information. Lender acknowledges that it is aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

13.10      Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Lender arising out of or relating to the Loan Documents, Lender shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.11      Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

13.12      Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.13      Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

13.14      Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13.15      Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

14           DEFINITIONS

14.1        Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Asset Sale Proceeds” means any cash payments or proceeds received by Borrower or any of its Subsidiaries in connection with the Transfer of any asset other than sales of inventory in the ordinary course of business.

“Bankruptcy Code” is Title 11 of the United States Code entitled “Bankruptcy”.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Lender’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by the Loan Documents) other than the sale of Surefly, Inc. in accordance with the terms of this Agreement.

“Claims” is defined in Section 13.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” has the meaning given to such term in the Guarantee and Collateral Agreement.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit A.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all intellectual property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee and Collateral Agreement” is that certain Guarantee and Collateral Agreement dated as of the Effective Date by Borrower, its Subsidiaries and such other grantors party thereto from time to time, as it may be amended, restated or otherwise modified from time to time.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 13.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insurance Proceeds” means any cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any insurance policy (but expressly excluding any business interruption insurance policy) in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lender” is defined in the preamble hereof.

“Lender Entities” is defined in Section 13.9.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan” is defined in Section 2.1.1(a).

“Loan Documents” are, collectively, this Agreement, the Guarantee and Collateral Agreement, any Mortgage, the Warrant, and any schedules, exhibits, certificates, notices, and any other documents related to any of the foregoing, any subordination agreement, any note, or notes or guaranties executed by Borrower or any other Loan Party, any collateral documents granting or perfecting a Lien in favor of Lender to secure the Obligations and any other present or future agreement by Borrower with or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Party” is Borrower, each of its Subsidiaries, and each other Person from time to time party to the Guarantee and Collateral Agreement as a guarantor.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower or any other Loan Party; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is July 6, 2019.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Mortgage” is one or more mortgages, deeds of trust, immovable hypothecs, or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber the Real Property.

“Mortgage Policy” is defined in Section 6.12(g).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lender Expenses, and other amounts Borrower owes Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Permitted Indebtedness” is:

(a)	Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b)	Indebtedness existing on the Effective Date and shown on the Schedule 7.4;

(c)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and

(e)	Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder.

“Permitted Investments” are:

(a)	Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Schedule 7.7;

(b)	Investments consisting of Cash Equivalents;

(c)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)	Investments accepted in connection with Transfers permitted by Section 7.1;

(e)	Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(f)	Investments (i) by Borrower in Subsidiaries not to exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year and (ii) by Subsidiaries in other Subsidiaries not to exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year or in Borrower;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(h)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a)	Liens existing on the Effective Date and shown on Schedule 7.5 or arising under this Agreement and the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)	purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Fifty Thousand Dollars ($50,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)	Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)	Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(f)	Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)	leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein; and

(h)	Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.3 or 8.6.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“ROFR” is defined in Section 10.1.

“ROFR Financing” is defined in Section 10.1.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Transfer” is defined in Section 7.1.

“Warrant” is defined in Section 6.12(a).

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

WORKHORSE GROUP INC.

By

Name:

Title:

LENDER:

By

Name:

Title:

[Signature page to Loan Agreement]

EXHIBIT A

COMPLIANCE CERTIFICATE

TO: _________	Date: ____________, ____

FROM: WORKHORSE GROUP INC.

The undersigned authorized officer of WORKHORSE GROUP INC. (“Borrower”) certifies that under the terms and conditions of the Loan Agreement between Borrower and Lender (the “Agreement”):

(1)   Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Lender.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days after the last day of each month	Yes No
Annual financial statement	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Annual Operating Budget and Financial Projections	Annually within 30 days of year end	Yes No

1

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

WORKHORSE GROUP INC.

By:

Name:

Title:

Schedule 2.1.1

Use of Proceeds

1.	$2,875,000 repayment in full of outstanding Senior Secured Notes of Hudson Bay Fund LLC;

2.	$397,472.20 repayment in full of outstanding Senior Secured Notes of Empery Tax Efficient LP;

3.	$1,432,175.50 repayment in full of outstanding Senior Secured Notes of Empery Tax Efficient II LP;

4.	$1,045,352.30 repayment in full of Senior Secured Notes of Empery Asset Master Ltd.; and

5.	$350,000 repayment in full of note payable to former owner of the building located at 100 Commerce Drive, Loveland, OH 45140.

Schedule 5.4

Litigation

In May 2017, Autokinetics, Inc. (“AK”) filed a complaint against the Company in the Circuit Court for the County of Oakland, State of Michigan (File No. 2017-158748-CB). AK claims Breach of Contract and Unjust Enrichment/Quantum Meruit and is seeking damages in the amount of $2,098,550. In June 2017, the Company filed an Answer as well as a Counterclaim against AK and J. Bruce Emmons, President of AK, for Breach of Contract, Unjust Enrichment, Promissory Estoppel, Conversion and Statutory Conversion. The Company intends to vigorously defend against this action and pursue all available legal remedies. The Company believes it has substantial legal and factual defenses to the plaintiffs’ claims. In June 2018, pursuant to a case evaluation, all parties agreed to settle the matter whereby Workhorse will pay AK $250,000 and AK will pay Workhorse $50,000. The parties are working on entering a settlement agreement.

In November 2017, Jeffrey Esfeld filed a complaint against the Company in the Superior Court of the State of Washington, County of King seeking unpaid wages and commissions. The case has been removed to the Federal District Court for the Western District of Washington (File No. 17-2-29157-9 SEA). The Company intends to vigorously defend against this action and pursue all available legal remedies. The Company believes it has substantial legal and factual defenses to the plaintiff’s claims.

In June 2018, Precision Manufacturing Company Inc. filed a complaint in the Common Pleas Court of Montgomery County, Ohio claiming breach of contract, unjust enrichment and action on account and seeking damages of approximately $132,000. The Company intends to file a response in the near future. The Company intends to vigorously defend against this action and pursue all available legal remedies.

Schedule 7.4

Existing Indebtedness

1.           The principal amount of $1,770,000 owing to Spring Valley Bank pursuant to that certain Mortgage secured by the Company’s facility located at 100 Commerce Drive, Loveland, Ohio 45140.

Schedule 7.5

Existing Liens

1.           The Company and Spring Valley Bank entered into that certain Mortgage securing a loan in the principal amount of $1.77m secured by the Company’s facility located at 100 Commerce Drive, Loveland, Ohio 45140.

Schedule 7.7

Existing Investments

Holder	Issuer	Class of Capital Stock	Certificate No.	No. of Shares
Workhorse Group Inc.	Workhorse Technologies Inc.	Common Stock	N/A	1,000
Workhorse Group Inc.	Workhorse Properties Inc.	Common Stock	N/A	1,000
Workhorse Group Inc.	Workhorse Motor Works Inc.	Common Stock	N/A	200
Workhorse Technologies Inc.	Surefly, Inc.	Common Stock	1	1,000